Exhibit 11.1

NOVA LTD. INSIDER TRADING COMPLIANCE POLICY

Contents

NOVA LTD.

INSIDER TRADING COMPLIANCE POLICY

U.S. federal and Israeli securities laws prohibit trading in the securities of a company by insiders while in possession of material nonpublic information and disclosure of material nonpublic information. These laws also prohibit any insider who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm our company’s reputation, and result in your dismissal from Nova Ltd. or any of its subsidiaries (together, the “Company”) or even serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

I.	Introduction and Persons Covered by this Policy

This Policy applies to all officers, directors, employees of the Company and self-employed Company’s personnel. As someone subject to this Policy, you are responsible for ensuring that members of your household (including your spouse, partner or minor child, as well as anyone else to whom you provide significant financial support) also comply with this Policy. This Policy also applies to (i)  any entities you or a member of your household control or any entity in which you have or share the power, directly or indirectly, to make investment decisions, including any corporations, limited liability companies, partnerships, or trusts and (ii) any entity or account established or maintained for you with your consent or knowledge and in which you have a financial interest); transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Officers, directors, employees and self-employed Company’s personnel, and the entities described in this paragraph together with any other person designated as being subject to this Policy, are referred to collectively as “Covered Persons.” or “you”. Every Covered Person must review this Policy.

Questions regarding the Policy should be directed to the Company’s General Counsel (the “Compliance Officer”) who shall be responsible for the administration of this Policy; provided that if the General Counsel is unavailable or personally involved in the transaction at issue, the Compliance Officer will be the Company’s Chief Financial Officer.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

II.	Statement of Policies Prohibiting Insider Trading

You shall not purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security that you obtained in the course of your employment or service with the Company, whether the issuer of such security is the Company or any other company. Further, you shall not purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of your employment or service with the Company.

These prohibitions do not apply to:
●	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

●
exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company share option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or

●
purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Rule 10b5-1 under Securities Exchange Act of 1934, as amended (“Rule 10b5-1” and the “Exchange Act”, respectively) pursuant to the policies set forth below. For more information about Rule 10b5-1 trading plans, see Section VI below.

No Covered Person will directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

III.	Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security or the issuer of such security obtained by a Covered Person in the course of their service to the Company.

“Securities” includes shares, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

 “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-shares transactions, conversions, the exercise of share options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities. Purchases and sales include elective transactions under 401(k)/ESPP/deferred compensation plans, if any, and the sale of Company shares issued upon exercise of share options.

A.	What Information is Material?

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of information that could be material include (but are not limited to) information about corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; dividends; major new products or product developments; important business developments such as major contract awards or cancellations, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column on another company that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Compliance Officer or the Chief Financial Officer.

A good rule of thumb: When in doubt, do not trade.

B.	What is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as, through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; broadcasts on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern Time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday.

C.	Who is an Insider?

“Insiders” include officers, directors, employees of the Company and self-employed Company’s personnel, or anyone else who has material nonpublic information about a company (including under Israeli Securities Law of 1968 (the “Israeli Securities Law”), certain shareholders of a company). Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company they obtained in the course of their service to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.  As noted above, Covered Persons for this policy include not just insiders but also certain related persons and entities.

Individuals subject to this Policy are responsible for ensuring that members of their households and their related entities described above also comply with this Policy.

D.	Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC, U.S. Department of Justice and the Israeli Securities Authority (the “ISA”) have made the civil and criminal prosecution of insider trading violations a top priority.

Enforcement remedies available to the government or private plaintiffs under the federal and Israeli securities laws include:
●	SEC and ISA administrative sanctions;

●	securities industry self-regulatory organization sanctions;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	civil fines for the employer or other controlling person of a violator;

●	criminal fines for individual violators; and

●	jail sentences.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal or Israeli securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC and the ISA have the ability to monitor even the smallest trades and perform routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

G.	Presumption on Use of Material Nonpublic Information by Key Insiders

Under Israeli Securities Law, it is presumed that any Key Insider1 of the Company, who either (i) purchased any of the Company’s securities within a three-month period following the sale of Company’s securities by such Key Insider, or (ii) sold any of the Company’s securities within a three-month period following the purchase of Company’s securities by such Key Insider, has used material nonpublic information. Such Key Insider may provide evidence indicating that the aforementioned purchase or sale of Company’s securities was in fact not carried out while using material nonpublic information. However, in such case the burden of proof will be shifted to the Key Insider.

IV.	Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.	Blackout Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director, employee, or self-employed Company’s personnel (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) will purchase or sell any security of the Company during the period beginning at the close of trading (generally, 4:01 p.m., ET) on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the first full U.S. trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding blackout period would begin at the close of trading (generally, 4:01 p.m., ET) on December 17 and end at the close of trading (generally, 4:01 p.m., ET) on the first full U.S. trading day after the public release of earnings data for such fiscal quarter.

Exceptions to the blackout period policy may be approved, in limited circumstances, only by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors or the Compliance Officer, may determine that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those who are notified may not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

1 Under Section 52E(b) of the Israeli Securities Law, a “Key Insider” is either (i) any director, the Chief Executive Officer, deputy general manager, deputy to the Chief Executive Officer, controller and internal auditor, and any person acting at such position, even if his/her position title is different, as well as any main shareholder (a shareholder holding 5% or above of a company or voting rights in the company or has the right to appoint a director); (ii) any household members thereof; or (iii) any entity controlled by any such person in either (i) or (ii).

B.	Pre-Clearance of All Trades by All Officers, Directors and Certain Key Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company shares, elective transactions under 401(k)/ESPP/deferred compensation plans, if any, and the sale of Company shares issued upon exercise of share options) by officers, directors, and certain key employees listed on Schedule I (as amended from time to time by the Compliance Officer) (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Compliance Officer or the Chief Financial Officer, except for certain exempt transactions as explained in Section VI of this Policy.

A request for pre-clearance must be in writing (including by e-mail), should be made at least two (2) business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer or the Chief Financial Officer will have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five (5) U.S. business days of receipt of the pre-clearance, unless a specific exception has been granted by the Compliance Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) U.S. business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established and approved Rule 10b5-1 trading plan that has been pre-approved in accordance with this Policy are not subject to further pre-clearance.

None of the Company, the Compliance Officer, the Chief Financial Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.B. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.B, none of the Company, the Compliance Officer, or the Company’s other employees are solely responsible for the legality or consequences of such transaction to the person engaging in such transaction.

C.	Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Termination

The restrictions set forth in this Policy apply to Covered Persons following the termination of their employment or term of office, as applicable, for the longer of the following: (1) if the Insider is aware of material nonpublic information when his or her employment or term of office terminates, until such information ceases to be material or until the close of business on the first U.S. trading day following the date on which such information is properly disclosed to the public, (2) if the termination of employment or term of office occurs outside a trading window, until the next trading window or until such earlier date determined by the Company Corporate Secretary and (3) for such period as the Compliance Officer shall determine such person is likely to be in possession of material nonpublic information.

V.	Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, you shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Covered Persons are prohibited by this Policy.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that an officer, director, employee or self-employed Company’s personnel is trading based on material nonpublic information. Transactions in options may also focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions by Covered Persons involving the Company’s equity securities are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of share options under the Company’s equity plans). Margin purchases of the Company’s securities by Covered Persons are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards; provided however, that the Company’s involvement is procedural only to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer in violation of applicable law. Questions about cashless exercises should be directed to the Compliance Officer.

F.	Standing Orders

A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Rule 10b5-1 trading plan (as defined below) approved in compliance with this Policy, executed by the broker when the individual subject to this Policy is aware of material nonpublic information about the Company, may result in unlawful insider trading. Other than in connection with Rule 10b5-1 trading plan under this Policy, entry into or fulfillment of a standing order is prohibited whenever an individual subject to this Policy is in possession of material nonpublic information about the Company (including during a quarterly blackout period for persons subject to the blackout restrictions of this Policy or ad hoc blackout period for those insiders subject to such procedures). All standing orders must be of limited duration, cancelable, and in the case of a person subject to the blackout restrictions of this Policy or a person subject to an ad hoc blackout period, must be immediately canceled upon commencement of quarterly blackout or ad hoc blackout period, as applicable.

G.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons if such investment fund, partnership or entity has previously provided assurances to the General Counsel that is has implemented policies reasonably designed to avoid insider trading. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

H.	Gifts

Unless otherwise approved by the General Counsel in limited circumstances, gifts of Company securities should only be made (i) when a Covered Person is not in possession of material non-public information and (ii) inside a Window. Gifts of Company securities are otherwise subject to this Trading Policy.
VI.	Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Additional Prohibited Transactions,” do not apply to transactions under an established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 trading plan that:
●
has been submitted to and pre-approved in writing and in advance by (i) both the Chief Executive Officer and the Chief Financial Officer or (i) either the Chief Executive Officer or the Chief Financial Officer and one the Company's directors (the "Authorized Officers").

●	includes a “Cooling Off Period” as required under Rule 10b5-1, which are as follows as of the date of adoption of this Policy:

o
for directors and officers that extends to the later of 90 days after adoption or modification of a Rule 10b5-1 trading plan or two (2) business days after filing the Form 20-F or Form 6-K with financial results covering the fiscal quarter in which the Rule 10b5-1 trading plan was adopted, up to a maximum of 120 days; and

o	for employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Rule 10b5-1 trading plan;

●
for directors and officers, includes a representation in the Rule 10b5-1 trading plan that the directors or officers is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

●
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Rule 10b5-1 trading plan has acted in good faith with respect to the Rule 10b5-1 trading plan;

●
either (1) specifies the amounts, prices, and dates of all transactions under the Rule 10b5-1 trading plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

●	complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer or Chief Financial Officer may impose such other conditions on the implementation and operation of the Rule 10b5-1 trading plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Rule 10b5-1 trading plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Compliance Officer or Chief Financial Officer.

Although non-discretionary Rule 10b5-1 trading plans are preferred, discretionary Rule 10b5-1 trading plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Compliance Officer or Chief Financial Officer.

The actual transactions effected pursuant to a pre-approved Rule 10b5-1 trading plan will not be subject to further pre-clearance for transactions in the Company’s shares once the Rule 10b5-1 trading plan or other arrangement has been pre-approved.

Revocation of Rule 10b5-1 trading plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Rule 10b5-1 trading plan will be subject to the prior review and approval of the Authorized Officers. Revocation is effected upon written notice to the broker. You should note that revocation of a Rule 10b5-1 trading plan can result in the loss of an affirmative defense for past or future transactions under a Rule 10b5-1 trading plan. You should consult with your own legal counsel before deciding to revoke Rule 10b5-1 trading plan.

An individual may only modify a Rule 10b5-1 trading plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Rule 10b5-1 trading plan are subject to pre-approval by the Authorized Officers and modifications of a Rule 10b5-1 trading plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Rule 10b5-1 trading plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 trading plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Rule 10b5-1 trading plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 trading plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Rule 10b5-1 trading plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 trading plan are the sole responsibility of the person initiating the Rule 10b5-1 trading plan, and none of the Company, the Compliance Officer, the Authorized Officers, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Rule 10b5-1 trading plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Rule 10b5-1 trading plan.

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades are in accordance with a Rule 10b5-1 trading plan that complies with Rule 10b5-1 and noting the expiration date of such Rule 10b5-1 trading plan.

During an open trading window, trades differing from Rule 10b5-1 trading plan instructions that are already in place are allowed as long as the Rule 10b5-1 trading plan continues to be followed.

The transactions prohibited under this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

Notwithstanding anything to the contrary herein, all open market dispositions or acquisitions by the following (i) directors and (ii) officers, vice presidents reporting directly to the Chief Executive Officer and headquarter personnel who have access to sensitive group information on a consolidated basis outside of the quarterly blackout periods, in each case under (ii) as identified from time to time by the Chief Financial Officer, must be executed pursuant to an approved a Rule 10b5-1 trading.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and its Schedules and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments or exceptions to the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

VII.	Section 16: Insider Reporting Requirements (Applicable to Directors and Certain Officers)

Section 16 of the Exchange Act (“Section 16”) and the related rules and regulations, set forth reporting obligations to directors and certain officers (each, a “Section 16 insider”). The Company’s Board of Directors has determined and notified those persons who are required to comply with Section 16 and the related rules and regulations by virtue of their positions with the Company.

Timely reporting of Section 16 transactions requires close coordination with the brokers handling transactions for Section 16 insiders. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance with Section 16, each Section 16 insider must ensure that their brokers comply with the following requirements:

•
Refrain from entering any trade order in the Company’s securities (except for transactions under pre-approved Rule 10b5-1 trading plans) without first verifying with the Company that the transaction was pre-cleared and without complying with any applicable brokerage firm compliance procedures (including, as applicable, Rule 144 procedures).

•
Report before the close of business on the day of execution of the transaction to the Company (in writing via e-mail to the Compliance Officer, and if receipt is not verified in writing by the Company, also verify receipt by telephone) the complete details of every transaction involving the Company’s securities, including gifts, transfers, pledges and all transactions under Rule 10b5-1 and other trading plans, including: the date of the transaction, the type of transaction, the number of securities involved, and the applicable price.

It is the legal obligation of the Section 16 insider to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or such other forms as may be required) to be made. Therefore, Section 16 insiders are strongly encouraged to confirm following any transaction that their broker has promptly e-mailed the required information to the Company and confirmed the Company’s receipt of such information.

Execution and Return of Certification of Compliance

After reading this Policy, all Covered Persons should execute and return to the Company’s Compliance Officer the Certification of Compliance in a form to be designated by the Compliance Officer.

AS AMENDED: February 11, 2026

Schedule I
Individuals Subject to Pre-Clearance Requirement
(i)	directors

(ii)
officers, Corp vice presidents reporting directly to the Chief Executive Officer and headquarter personnel who have access to sensitive group information on a consolidated basis outside of the quarterly blackout periods, in each case under (ii) as identified from time to time by the Chief Financial Officer must be pre-cleared by the Compliance Officer and in his absence the Chief Financial Officer.

Template form:

FORM OF REQUEST FOR PRE-CLEARENCE

I, _________________ hereby request pre-clearance to conduct a transaction involving shares of Nova Ltd. (the "Company"), in accordance with the Company's Insider’s Trading Compliance Policy currently in effect (the "Policy"). The transaction shall consist of a sale or purchase (please circle) of up to _________________ shares of the Company’s securities traded on Nasdaq.

I hereby certify that I am not in possession of material nonpublic information and the proposed transaction is in compliance with the Policy. I acknowledge that my possession of such material nonpublic information would cancel my ability to legally trade shares of the Company.

Signature	Date

Response:

I, _________________ as Compliance Officer/Chief Financial Officer of the Company, as per Company’s Insider Trading Policy, having considered your request above and in reliance on the accuracy of your representations, grant you preclearance to conduct the requested transaction. The pre-clearance for your conducting the requested transaction shall cease to be in effect upon the earlier of (1) five (5) U.S. business days of the date below, (2) the commencement of a blackout period or (3) your possession of material nonpublic information.

This preclearance shall not constitute legal advice and in no way should this pre-clearance be construed as an exemption from the legal obligations to refrain from trading while in possession of material nonpublic information.

Signature	Date